Exhibit 5.1
[Jones Day Letterhead]
October 31, 2005
AMERISAFE, Inc.
2301 Highway 190 West
DeRidder, Louisiana 70634
Re:	9,200,000 shares of Common Stock, par value $.01 per share, to be Offered Through Underwriters
Ladies and Gentlemen:
     We are acting as counsel for AMERISAFE, Inc., a Texas corporation (the “Company”), in connection with the issuance and sale of up to 9,200,000 shares of Common Stock, par value $.01 per share, of the Company (the “Shares”), comprised of (a) 8,000,000 Shares (the “Company Shares”) to be issued and sold by the Company and (b) up to 1,200,000 Shares (the “Selling Shareholder Shares”) to be sold by certain of the Company’s shareholders (the “Selling Shareholders”) pursuant to an over-allotment option to be granted to Friedman, Billings, Ramsey & Co., Inc. and William Blair & Company, LLC, as representatives of the underwriters to be named in the Underwriting Agreement (“Underwriters”). The Shares will be sold pursuant to an Underwriting Agreement (the “Underwriting Agreement”) to be entered into among the Company, the Selling Shareholders and the Underwriters.
     In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that:
1.	The Company Shares are duly authorized and, when issued and delivered to the Underwriters pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided therein and in an amount in excess of the par value thereof, will be validly issued, fully paid, and nonassessable; and

AMERISAFE, Inc.
October 31, 2005

2.	The Selling Shareholder Shares are duly authorized, validly issued, fully paid and nonassessable.
     Our examination of matters of law in connection with the opinion expressed herein has been limited to, and accordingly our opinion herein is limited to, the laws of the State of Texas. We express no opinion with respect to the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to Registration Statement No. 333-127133 on Form S-1 (the “Registration Statement”) filed by the Company to effect registration of the sale of the Shares under the Securities Act of 1933, as amended (the “Act”) and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,

/s/ Jones Day
Jones Day